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                                 EXHIBIT (4)(ii)

                               AMENDMENT NO. 1 to
                  AGREEMENT FOR INVESTMENT MANAGEMENT SERVICES

         Amendment No. 1 dated as of the 1st day of January, 1972 to AGREEMENT dated the 16th day of February, 1968 (herein referred to as the "Agreement") by and between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA (herein referred to as "Prudential"), and THE PRUDENTIAL VARIABLE CONTRACT ACCOUNT-2 (herein referred to as the "VCA-2").

         WHEREAS, Pruco Securities Corporation (herein referred to as "Pruco Securities"), is a broker-dealer affiliated with Prudential, and is a member of the Philadelphia-Baltimore-Washington Stock Exchange, and enjoys preferential status on the Pacific Coast and Boston Stock Exchanges; and

         WHEREAS, Prudential and VCA-2 desire to provide for the use of Pruco Securities as broker on certain of the portfolio transactions of the Fund; and

         WHEREAS, Prudential and VCA-2 desire to conform the terms of the Agreement to recently enacted provisions of the Investment Company Act of 1940;

         NOW THEREFORE, Prudential and VCA-2 hereby agree as follows:

         1. Pruco Securities shall be used as broker on such of the portfolio transactions of VCA-2 as Prudential in its discretion determines can be executed advantageously on any stock exchange of which Pruco Securities is a member or as to which it enjoys a preferential status. Pruco Securities shall be paid the appropriate broker's commission for such transactions.

         2. With respect to the calendar year 1972 and subsequent years, the amount of the investment advisory fee payable to Prudential by VCA-2 pursuant to the Agreement shall be reduced by an amount equal to the portion of the "net profits after taxes" of Pruco Securities allocable in accordance with generally accepted accounting principles to the transactions it has executed on behalf of VCA-2. "Net profits after taxes" shall be determined by subtracting from the gross brokerage commissions received by Pruco Securities all its expenses attributable to the earning of such commissions (including capital charges), and by calculating taxes as those that would be payable if Pruco Securities were to file a separate tax return, whether or not it does so. The reduction of the advisory fee described herein shall be determined promptly at the end of each calendar year and shall be credited against the amount of the fourth quarterly installment of the advisory fee then payable.
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         3. Notwithstanding the provisions of Paragraph 5 of the Agreement, it shall continue in effect from year to year only so long as such continuance is approved at least annually by the Board of Directors at a meeting held in person for the purpose, such approval to include the specific approval of a majority of the Directors who are not interested persons of Prudential

         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed on their behalf by their duly authorized officers as of the date first hereinabove mentioned.

Attest:                                 THE PRUDENTIAL INSURANCE COMPANY
                                               OF AMERICA


/S/                                     By/S/
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Secretary                               Vice President


Attest:                                 THE PRUDENTIAL VARIABLE CONTRACT
                                        ACCOUNT-2

/S/                                     By/S/
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Secretary                               Chairman